Exhibit 20.1

Capital One Master Trust (RECEIVABLES)*

MONTHLY PERIOD: September 2007

1)	Beginning of the Month Principal Receivables:	$44,222,662,539.22
2)	Beginning of the Month Finance Charge Receivables:	$843,363,977.99
3)	Beginning of the Month AMF Receivables :	$59,696,904.98
4)	Beginning of the Month Discounted Receivables:	$0.00
5)	Beginning of the Month Total Receivables:	$45,125,723,422.19

6)	Removed Principal Receivables:	$0.00
7)	Removed Finance Charge Receivables:	$0.00
8)	Removed AMF Receivables	$0.00
9)	Removed Total Receivables:	$0.00

10)	Additional Principal Receivables:	$825,539,953.79
11)	Additional Finance Charge Receivables:	$6,402,332.66
12)	Additional AMF Receivables	$126,556.62
13)	Additional Total Receivables:	$832,068,843.07

14)	Discounted Receivables Generated this Period:	$0.00

15)	End of the Month Principal Receivables:	$44,514,624,712.98
16)	End of the Month Finance Charge Receivables:	$931,145,376.75
17)	End of the Month AMF Receivables	$59,612,969.25
18)	End of the Month Discounted Receivables:	$0.00
19)	End of the Month Total Receivables:	$45,505,383,059.05

20)	Excess Funding Account Balance	$0.00
21)	Adjusted Invested Amount of all Master Trust Series	$36,902,036,413.52

22)	End of the Month Seller Percentage	17.10%

Capital One Master Trust (DELINQUENCIES AND LOSSES)

MONTHLY PERIOD: September 2007

			ACCOUNTS	RECEIVABLES

1)	End of the Month Delinquencies:
	2)	30 - 59 days delinquent	401,454	$618,754,511.94
	3)	60 - 89 days delinquent	290,611	$459,068,579.90
	4)	90+ days delinquent	535,098	$926,361,336.94

	5)	Total 30+ days delinquent	1,227,163	$2,004,184,428.78

	6)	Delinquencies 30 + Days as a Percent of End of the Month Total Receivables		4.40%

7)	Defaulted Accounts during the Month		143,466	$204,623,444.86

8)	Annualized Default Rate as a Percent of Beginning of the Month Principal Receivables			5.45%

*For calculation purposes, Beginning of Month Principal Receivables includes Additional Principal Receivables

Capital One Master Trust (COLLECTIONS)

MONTHLY PERIOD: September 2007

			COLLECTIONS	PERCENTAGES

1)	Total Collections and Gross Payment Rate**		$8,222,033,684.69	17.89%

2)	Collections of Principal Receivables and Principal Payment Rate		$7,335,193,540.82	16.28%

	3)	Prior Month Billed Finance Charges and Fees	$667,381,815.48
	4)	Amortized AMF Income	$32,821,889.46
	5)	Interchange Collected	$118,031,222.98
	6)	Recoveries of Charged Off Accounts	$70,768,051.61
	7)	Collections of Discounted Receivables	$0.00

	8)	Collections of Finance Charge Receivables and Annualized Yield	$889,002,979.53	23.68%

Capital One Master Trust (AMF COLLECTIONS)

MONTHLY PERIOD: September 2007

1)	Beginning Unamortized AMF Balance			$176,114,390.42
	2)	+ AMF Slug	$402,018.82
	3)	+ AMF Collections	$30,659,053.80
	4)	- Amortized AMF Income	$32,821,889.46
5)	Ending Unamortized AMF Balance			$174,353,573.58

**Total Collections and Gross Payment Rate is calculated as a Percent of Beginning of Month Total Receivables which includes
Additional Total Receivables